UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

October 3, 2003

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI 53201
(414) 221-2345

WISCONSIN ENERGY CORPORATION

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

Non-Utility Energy Assets:   On October 3, 2003, Wisvest Corporation, a wholly-owned subsidiary of Wisconsin Energy Corporation, entered into an agreement to sell its 500 megawatt Siemens Westinghouse advanced technology natural gas power island back to Siemens Westinghouse. This transaction is expected to close before November 1, 2003. Wisconsin Energy expects to receive approximately $57 million from the sale, which includes approximately $32 million in tax benefits. The Company estimates that 2004 earnings will be favorably impacted by about $0.02 per share due to the elimination of operating costs associated with this asset and reduced interest costs due to the reduction of debt from the cash generated by the sale. Wisconsin Energy anticipates that the sale will result in a third quarter 2003 non-cash charge of approximately $0.22 per share.

Cautionary Factors:   Some matters discussed above are "Forward Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in Forward Looking Statements as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, failure of either the seller or the buyer to meet closing conditions of the transaction, governmental regulation and supervision, changes in coal or natural gas prices and supply availability, as well as the other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy's Form 10-Q for the quarter ended June 30, 2003 and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: October 6, 2003	Stephen P. Dickson -- Controller and Principal Accounting Officer